Exhibit 99.1

Pershing Square Tontine Holdings, Ltd. Releases Excerpt from Pershing Square Holdings, Ltd. Report

Pershing Square Tontine Holdings, Ltd. (“PSTH”)

The market value of SPACs in general and PSTH, in particular, declined since the beginning of the year, which along with PSTH’s failure to consummate the Universal Music Group transaction likely contributed to PSTH’s stock price declining to a level approximating its $20 per share cash in trust. On Friday last week, PSTH’s share price declined to slightly below NAV for the first time.

Nearly all pre-merger SPACs have traded at discounts to NAV since earlier this year. We believe this is due to many poor outcomes for investors in conventional SPACs after they have completed their merger transactions. The poor incentives of conventional SPACs – enormous compensation for a SPAC sponsor for just getting a transaction done regardless of the outcome for shareholders, combined with limited Sponsor “skin in the game” – are the principal problems.

By comparison, PSTH’s sponsor, which is wholly owned by the Pershing Square Funds, owns no founder stock, is not entitled to receive compensation of any kind, and has a lot of skin in the game. By virtue of our Forward Purchase Agreements, we will have the largest investment of any of our shareholders in PSTH’s target company of $1 billion or more.

Our only additional incentive beyond our large FPA commitment is our ownership of Sponsor Warrants, for which the Pershing Square Funds paid $65 million, their fair value at the time of PSTH’s IPO as determined with the assistance of a nationally recognized valuation firm. Unlike our shareholders, who have the right to receive a return of the $20 per-share cash in trust if we don’t get a deal done, our warrants become worthless in that event.

If our $65 million investment at the time of the IPO had been used to purchase PSTH common stock instead of warrants, it would have made Pershing Square the sixth-largest shareholder of the company. Like other shareholders, we have skin in the game and suffer opportunity cost while we seek to complete a transaction, and suffer a total loss of our $65 million investment if we fail to complete a deal within PSTH’s remaining term.

Unlike in conventional SPACs where sponsors with limited time remaining are incentivized to do any deal to get the benefit of their Founder Shares, we would never risk our billion-dollar minimum investment in a transaction to preserve the value of our Sponsor Warrants. And in a bad deal, our 20% out-of-the-money Sponsor Warrants, that cannot be sold, hedged or transferred for three years, are not likely to be worth anything in that event.

Importantly, our entire investment in PSTH including our ownership of the Sponsor warrants is held by PSH and the other two Pershing Square Funds, not the principals of our investment management company. By comparison, in other SPACs, entrepreneurs, promoters or investment managers own the founder stock, and committed capital comes from other peoples’ money. The Pershing Square team owns 25% of PSH and a large and increasing amount of the private funds, so we have a very large indirect stake in PSTH.

The structure of PSTH is not perfect. As in other SPACs, investors commit capital upfront and suffer the opportunity cost of the loss of use of those funds until a deal is done, or until the investment period comes to an end. We have been seeking to launch SPARC, a special purpose acquisition rights company, to address this concern, and to remove the time pressure of the two-year investment period, which can impair our negotiating leverage.

On August 19th, I wrote a letter to PSTH shareholders explaining that we are working to accelerate the launch of Pershing Square SPARC Holdings, Ltd. (“SPARC”), which would give existing PSTH shareholders and warrant holders the right to invest in SPARC’s future merger transaction. The Pershing Square Funds would make a large co-investment in SPARC on precisely the same terms and at the same time as SPARC warrant holders can exercise their warrants to buy stock in SPARC’s initial business combination.

Assuming SPARC is approved by the SEC, and the SPARC warrants are approved for listing on the NYSE, if PSTH has not by then entered into a merger transaction, PSTH intends to seek shareholder approval to enable it to return the $4 billion of cash PSTH holds in trust to shareholders. Following the return of trust cash, we expect SPARC to issue one $20 SPARC Warrant for each outstanding PSTH common share, and one $23 SPARC Warrant for each PSTH Distributable Warrant.

Launching SPARC will enable us to seamlessly continue working on a potential merger transaction, if PSTH has not previously completed one, on behalf of SPARC rather than PSTH, while no longer burdening our PSTH shareholders with the opportunity cost of capital associated with keeping their funds in a trust account. In other words, it puts PSTH investors in precisely the same position they are in today with an option to invest in our next merger transaction at SPARC’s, rather than PSTH’s, $20 per share net asset value, but without having their funds held in a trust. I encourage you to read my August 19th letter which discusses SPARC in greater detail here https://pstontine.com/wp-content/uploads/2021/07/Letter-to-Shareholders-from-PSTH-CEO-Bill-Ackman.pdf.

PSTH Lawsuit

Last week, a lawsuit was filed against PSTH which claims that PSTH has been operating as an unregistered investment company because, among other reasons, PSTH has continuously held investment securities (short-term government securities and money market funds that own government securities), as do all other SPACs, and also because PSTH’s initial, but not completed, business combination with UMG was structured as a stock purchase. Holding cash and government securities and seeking a business combination, particularly one that failed to close, do not make PSTH or any other SPACs unregistered investment companies. While we believe the lawsuit is totally without merit, it may have the effect of deterring or delaying potential merger partners from transacting with PSTH until it is resolved. Unfortunately, the nature of our legal system makes even spurious litigation difficult to resolve in a timely fashion.

Since the release of the letter, in light of questions we have received and inaccuracies in certain press reports, I clarify a few important points below.

Our plan to return cash to shareholders once SPARC is approved does NOT in any way mean that we are walking away from PSTH and giving up on completing a deal.

We remain committed to finding a transaction for PSTH. If we have not done so by the time SPARC is approved, we will then continue to pursue a business combination, on behalf of SPARC rather than PSTH.

Importantly, we believe that the original premise behind PSTH remains true: we continue to believe that the largest SPAC in the world with the most investor-aligned structure can merge with a high-quality, large capitalization business on attractive terms, and thereby create substantial value for PSTH or SPARC shareholders.

The best evidence of our ability to find a high-quality IBC candidate and enter into a transaction on attractive terms is our original proposed transaction with Universal Music Group. While the regulatory issues raised by the SEC prevented us from consummating that transaction in PSTH, the UMG deal is the best empirical evidence of our ability to identify, negotiate, and sign a transaction with one of the best businesses in the world on attractive terms. One can get a preliminary indication of the financial merits of the UMG deal by comparing PSTH’s negotiated price per share of €18.66 at today’s exchange rate, including transaction costs, to UMG’s stock price when it is fully distributed for trading beginning late next month.

A successful launch of SPARC protects all of PSTH’s investors – its shareholders and warrant holders.

Assuming SPARC is approved, SPARC intends to issue two new warrants: one for each of the 200 million PSTH shares outstanding (“the $20 SPARC Warrants”), and one for each of the 22.2 million Distributable Redeemable Warrants (“DR Warrants”) outstanding (“the $23 SPARC Warrants”). This will enable SPARC to replicate the capital structure of PSTH, with $4 billion of equity capital, if all of the $20 SPARC Warrants are exercised at the time of a business combination, before considering capital funding from the Pershing Square Funds’ Forward Purchase Agreements.

The planned issuance of the SPARC warrants for each of the DR Warrants does not appear to be widely understood by DR Warrant holders. To clarify, the two SPARC warrants would have the following terms:

•

The $20 SPARC Warrants, issued to PSTH common stock owners, would entitle holders to acquire shares of SPARC at its $20 per share NAV only when SPARC has entered into a definitive agreement for its IBC, achieved all necessary approvals, and the transaction is ready to close.

•

The $23 SPARC Warrants, issued to PSTH DR Warrant holders, are effectively identical to the 22.2 million DR Warrants that PSTH currently has outstanding – they will have the same $23.00 exercise price, and the same five-year term, in this case from the completion of SPARC’s IBC.

Since the $23 SPARC Warrants only become exercisable when SPARC completes its IBC, they are not at risk of expiring until the end of the term that SPARC has to find a deal, which would be many years from now. By comparison, PSTH’s existing DR Warrants lose all of their value if we do not sign a letter of intent for a deal in 11 months, and close within six months thereafter. Since the $23 SPARC Warrants have a much longer term than our existing warrants and therefore have a higher probability of becoming effective in an IBC, they should be substantially more valuable than our current DR Warrants, which have a much shorter term remaining before an IBC must be completed to extend their life.

Will SPARC Be Approved by the SEC, and Will the SPARC Warrants Be Listed for Trading on the NYSE?

We cannot be certain that SPARC will be approved by the SEC, and that the SPARC warrants will be approved for trading on the NYSE, either under the terms we have proposed or at all. The issuance of SPARC warrants will require an SEC-approved NYSE rule change, and a registration statement that is deemed effective by the SEC.

We have achieved a number of important steps toward SPARC’s approval including confidentially submitting SPARC’s draft registration statement to the SEC for review, and receiving a comment letter in response to our submission from the SEC staff which identified some disclosure and other technical questions that we believe we can address.

We are working to amend SPARC’s registration statement to respond to the comments we have received from the SEC staff, and plan to file it publicly as promptly as practicable. This document will explain SPARC’s attributes in greater detail. We encourage you to read it carefully. Progress has also been made on the rule change as the NYSE has already drafted a new rule that if approved by the SEC would allow the SPARC warrants to be listed on the Exchange.

We believe that the investor-friendly features of SPARC should facilitate SPARC’s approval within a reasonable time frame, that is in months, not years. We also note that not only will the rule change and SPARC’s approval create a much more favorable template for all SPACs, but it will also have a highly favorable impact on PSTH shareholders and warrant holders.

You can help get the NYSE rule change approved by providing favorable public comments about the rule during its public comment period. Whether you are a large or small shareholder of PSH or PSTH, or another market participant, your opinion matters to the SEC and NYSE in their consideration of the rule.

The stated goal of the academics who launched their lawsuit against PSTH is to reform the SPAC industry. We agree that the industry, but not PSTH, needs reform. We are unaware of a better and faster approach to SPAC industry reform than what would be achieved by the SEC approving SPARC expeditiously, as it may also motivate other SPAC market participants to abandon the current SPAC structure, and replace it with a much better acquisition vehicle for investors and sponsors.

We believe there are many negative aspects to the current IPO market and its approach, and it therefore needs competition. Acquisition companies can play a highly important role in capital formation, but only if properly designed to align sponsor and investor incentives, without the structural attributes that have led to bad outcomes for investors.

Market driven reforms can happen quickly when a market participant has a thoughtful and innovative idea that helps investors and garners regulatory support, allowing other sponsors to copy the idea. We hope that SPARC sparks a SPAC revolution to benefit all investors and U.S. capital formation.

As always, we are extremely appreciative of your support and patience, particularly when certain investments do not proceed as we initially expected.

Important Additional Information and Where to Find It

This press release does not constitute an offer to sell or buy or the solicitation of an offer to buy or sell any securities. This communication is not a recommendation to buy, sell or exchange any securities, and it is neither an offer to purchase nor a solicitation of an offer to sell securities. Information about PSTH and certain of the matters discussed in this press release is available at the SEC’s website at www.sec.gov.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward looking statements in this release. You should carefully consider these and the other risks and uncertainties described in PSTH’s annual report on Form 10-K and other documents PSTH has filed with the SEC. Those filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and PSTH assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. PSTH does not give any assurance that PSTH will achieve its expectations. The inclusion of any statement in this press release does not constitute an admission by PSTH or any other person that the events or circumstances described in such statement are material.

About Pershing Square Tontine Holdings, Ltd.

Pershing Square Tontine Holdings, Ltd., a Delaware corporation, is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with a private company. PSTH is sponsored by Pershing Square TH Sponsor, LLC (the “Sponsor”), an affiliate of Pershing Square Capital Management, L.P., a registered investment advisor with approximately $14 billion of assets under management. www.PSTontine.com

Contacts

Media Contact:

Fran McGill

212-909-2455

McGill@persq.com